EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Bally Total Fitness Holding Corporation:
     We consent to the incorporation by reference in the registration statements (Form S-3 No. 333-60095, Form S-3 No. 333-63761, Form S-3 No. 333-87499, Form S-3 No. 333-93685, Form S-3 No. 333-42208, Form S-3 No. 333-55136, Form S-3 No. 333-104877, Form S-4 No. 333-67500, Form S-4 No. 333-109289, Form S-8 No. 333-101994, Form S-8 No. 333-101999, Form S-8 No. 333-20507, Form S-8 No. 333-40945, Form S-8 No. 333-40947, Form S-8 No. 333-73190 and Form S-8 No. 333-130071) of Bally Total Fitness Holding Corporation of our report dated June 29, 2007, with respect to the consolidated balance sheets of Bally Total Fitness Holding Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Bally Total Fitness Holding Corporation.
     Our report dated June 29, 2007, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Bally Total Fitness Holding Corporation and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2006 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state the following material weaknesses were identified: deficiencies in the Company’s control environment; deficiencies in end-user computing controls; inadequate controls associated with accounting for revenue; inadequate controls associated with accounting for fixed assets; inadequate controls associated with accounting for goodwill and other intangible assets; inadequate controls associated with accounting for leases; inadequate controls associated with accounting for accrued liabilities; inadequate controls associated with accounting for computer software; inadequate information technology development and change controls; deficiencies in equity compensation monitoring and review procedures; and inadequate financial statement preparation and review procedures. These material weaknesses resulted in material misstatements in the Company’s preliminary consolidated financial statements.
     Our report relating to the consolidated financial statements states that the Company changed its method of accounting for share-based compensation awards as of January 1, 2006 and its method for quantifying errors in 2006.
     Our report dated June 29, 2007 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative cash flows, has a net capital deficiency, and has short-term obligations that cannot be satisfied by available funds, all of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ KPMG LLP
Chicago, Illinois
June 29, 2007